As filed with the Securities and Exchange Commission on May 6, 2010
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FURNITURE BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)	43-0337683 (I.R.S. Employer Identification No.)
1 N. Brentwood Boulevard, St. Louis, Missouri 63105
(Address of Principal Executive Offices)
Furniture Brands International, Inc. 2010 Omnibus Incentive Plan
Furniture Brands International, Inc. 2010 Employee Stock Purchase Plan
(Full title of the plan)
Jon D. Botsford, Esq.
General Counsel and Corporate Secretary
Furniture Brands International, Inc.
1 N. Brentwood Boulevard, 15th Floor
St. Louis, Missouri 63105
(Name and address of agent for service)
(314) 863-1100
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☑	Non-accelerated Filer ☐	Smaller Reporting Company ☐
Do not check if a smaller reporting company
CALCULATION OF REGISTRATION FEE

				Proposed Maximum
	Amount		Proposed Maximum	Aggregate Offering	Amount of
Title of Securities To Be Registered(1)	to be Registered(2)		Offering Price Per Share(4)	Price(4)	Registration Fee(4)
Common Stock (no par value) reserved under the 2010 Omnibus Incentive Plan	3,791,598	(3)	$7.81	$29,612,380	$1,113.71
Common Stock (no par value) reserved under the 2010 Employee Stock Purchase Plan	1,500,000		$7.81	$11,715,000	$835.28
TOTALS	5,291,598		$7.81	$41,327,380	$1,948.99

(1)	Includes associated rights to purchase shares of Series B Junior Participating Preferred Stock, no par value per share, of the Registrant. (2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares which, as a result of any stock dividend, stock split, recapitalization or other similar transaction, may become subject to the plan.

(3)	Represents 3,791,598 shares of common stock, no par value per share, available for issuance under the Registrant’s 2010 Omnibus Incentive Plan, including 1,791,598 shares that are being rolled over into the Registrant’s 2010 Omnibus Incentive Plan from the Registrant’s 2008 Incentive Plan.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and (c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange on May 4, 2010. Pursuant to Rule 457 under the Securities Act, the filing fee does not include the registration fee paid previously in connection with 1,791,598 shares of common stock that are being carried forward from Registration Statement No. 333-156310, as described below.
PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO REGISTRATION STATEMENT NO. 333-156310, WHICH THE REGISTRANT PREVIOUSLY FILED ON FORM S-8 ON DECEMBER 19, 2008. THE REGISTRANT IS CARRYING FORWARD 1,791,598 SHARES OF COMMON STOCK FROM REGISTRATION STATEMENT NO. 333-156310. A REGISTRATION FEE IN THE AMOUNT OF $175.00 WAS PREVIOUSLY PAID BY THE REGISTRANT IN CONNECTION WITH REGISTRATION STATEMENT NO. 333-156310. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-156310, AND SUCH POST EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Furniture Brands International, Inc., a Delaware corporation (the “Company” or “Registrant”) relating to the registration of 3,791,598 shares of common stock, no par value per share, available for issuance under the Furniture Brands International, Inc. 2010 Omnibus Incentive Plan, including 1,791,598 shares that are being rolled over into the Registrant’s 2010 Omnibus Incentive Plan from the Registrant’s 2008 Incentive Plan, and 1,500,000 shares of common stock, no par value per share, available for issuance under the Furniture Brands International, Inc. 2010 Employee Stock Purchase Plan. Of the 1,791,598 shares that are being rolled over into the Registrant’s 2010 Omnibus Incentive Plan from the Registrant’s 2008 Incentive Plan, 1,076,886 shares were available for issuance on May 5, 2010 and up to 714,712 shares may become available in the future in the event of expiration, termination or forfeiture of outstanding equity awards.
     Descriptions of the plans are included in the Registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 22, 2010, with respect to the Registrant’s Annual Meeting of Stockholders held on May 6, 2010.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
     The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Commission, pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement as of their respective dates:
(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 3, 2010;

(b)	the Registrant’s Current Reports on Form 8-K filed on February 10, 2010 and March 1, 2010; and

(c)	the description of the Registrant’s common stock contained in its Registration Statement on Form S-3 (File No. 333-84992) effective with the Commission on August 2, 2002, and the description of the associated Series B Junior Participating Preferred Stock contained in the Registrant’s Form 8-A Registration Statement filed with the Commission on August 4, 2009, as amended, by the Form 8-A/A Registration Statement filed with the Commission on March 1, 2010.
     All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Meredith M. Graham, Deputy General Counsel of the Company, has rendered an opinion as to the securities being registered hereby. Ms. Graham is an employee of the Company and as such participates in employee benefit plans and owns shares of the Registrant’s common stock and options to acquire shares of the Registrant’s common stock.
Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the laws of the State of Delaware.
     Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s

II--2

duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides that no director will be personally liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in the instances enumerated in clauses (i) through (iv) of the preceding sentence.
     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.
     The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.
     To the extent that a present or former director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the paragraph above, or in defense of any claim, issue or matter therein, the Bylaws provide that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     The Bylaws further state that expenses (including attorney’s fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized under Delaware law.
     The right to indemnification and advancement of expenses set forth in the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     In addition, the Bylaws provide that the Registrant shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the Bylaws or otherwise. The Registrant maintains such insurance.
     Directors of the Company have entered into and are the beneficiaries of indemnification agreements with the Company. These agreements provide indemnity protection for such persons which is substantially the same as that authorized by the Delaware General Corporation Law and provided for in the Company’s Bylaws.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The Exhibits listed in the Exhibit Index below, hereby incorporated by reference, are filed as a part of this Registration Statement.
Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:
     1. to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
     2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 6, 2010.

Furniture Brands International, Inc.
By:	/s/ Ralph P. Scozzafava
Ralph P. Scozzafava
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Furniture Brands International, Inc., hereby severally constitute and appoint Ralph P. Scozzafava, Steven G. Rolls and Jon D. Botsford and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Furniture Brands International, Inc.’s Registration Statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 6, 2010, by the following persons in the capacities indicated.

Signature	Title

/s/ Ralph P. Scozzafava	Chairman of the Board, Chief Executive
Ralph P. Scozzafava	Officer and Director
(Principal Executive Officer)

/s/ Steven G. Rolls	Chief Financial Officer

Steven G. Rolls	(Principal Financial Officer)

Signature	Title

/s/ Richard R. Isaak	Controller
Richard R. Isaak	(Principal Accounting Officer)

/s/ Wilbert G. Holliman, Jr.	Director

Wilbert G. Holliman, Jr.

/s/ John R. Jordan, Jr.	Director

John R. Jordan, Jr.

/s/ Ira D. Kaplan	Director

Ira D. Kaplan

/s/ Maureen A. McGuire	Director

Maureen A. McGuire

/s/ Aubrey B. Patterson	Director

Aubrey B. Patterson

/s/ Alan G. Schwartz	Director

Alan G. Schwartz

/s/ James M. Zimmerman	Director

James M. Zimmerman

EXHIBIT INDEX

Exhibit	Description
4.1	Furniture Brands International, Inc. 2010 Omnibus Incentive Plan

4.2	Furniture Brands International, Inc. 2010 Employee Stock Purchase Plan

5.1	Opinion of Counsel

15	Omitted — Inapplicable

23.1	Consent of Counsel (included in Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24	Powers of Attorney (See Signature Page)